Exhibit 4.1

SOCKET COMMUNICATIONS, INC.

AMENDED AND RESTATED 1995 STOCK PLAN

    PURPOSES OF THE PLAN. The purposes of this Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants and to promote the success of the Company's business. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant. Stock Purchase Rights may also be granted under the Plan.
    DEFINITIONS. As used herein, the following definitions shall apply:
      "ADMINISTRATOR" means the Board or any of its Committees, as shall be administering the Plan, in accordance with Section 4 of the Plan.
      "APPLICABLE LAWS" means the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Options or Stock Purchase Rights are, or will be, granted under the Plan.
      "BOARD" means the Board of Directors of the Company.
      "CODE" means the Internal Revenue Code of 1986, as amended.
      "COMMITTEE" means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.
      "COMMON STOCK" means the common stock of the Company.
      "COMPANY" means Socket Communications, Inc., a Delaware corporation.
      "CONSULTANT" means any person, including an advisor, engaged by the Company or a Parent or subsidiary to render services to such entity.
      "DIRECTOR" means a member of the Board.
      "DISABILITY" means total and permanent disability as defined in Section 22(e)(3) of the Code.
      "EMPLOYEE" means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 181st day of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Neither service as a Director nor the payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.
      "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.
      "FAIR MARKET VALUE" means, as of any date, the value of Common Stock determined as follows:
        If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or the Nasdaq SmallCap Market of the Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination as reported in THE WALL STREET JOURNAL or such other source as the Administrator deems reliable;
        If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination; or, as reported in THE WALL STREET JOURNAL or such other source as the Administrator deems reliable.
        In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.
      "INCENTIVE STOCK OPTION" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
      "NONSTATUTORY STOCK OPTION" means an Option not intended to qualify as an Incentive Stock Option.
      "NOTICE OF GRANT" means a written or electronic notice evidencing certain terms and conditions of an individual Option or Stock Purchase Right grant. The Notice of Grant is part of the Option Agreement.
      "OFFICER" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
      "OPTION" means a stock option granted pursuant to the Plan.
      "OPTION AGREEMENT" means an agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.
      "OPTION EXCHANGE PROGRAM" means a program whereby outstanding Options are surrendered in exchange for Options with a lower exercise price.
      "OPTIONED STOCK" means the Common Stock subject to an Option or a Stock Purchase Right.
      "OPTIONEE" means the holder of an outstanding Option or Stock Purchase Right granted under the Plan.
      "PARENT" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.
      "PLAN" means this 1995 Stock Plan, as amended.
      "RESTRICTED STOCK" means shares of Common Stock acquired pursuant to a grant of Stock Purchase Rights under Section 11 below.
      "RESTRICTED STOCK PURCHASE AGREEMENT" means a written agreement between the Company and the Optionee evidencing the terms and restrictions applying to stock purchased under a Stock Purchase Right. The Restricted Stock Purchase Agreement is subject to the terms and conditions of the Plan and the Notice of Grant.
      "RULE 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
      "SERVICE PROVIDER" means an Employee, Director or Consultant.
      "SECTION 16(b)" means Section 16(b) of the Exchange Act.
      "SHARE" means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.
      "STOCK PURCHASE RIGHT" means the right to purchase Common Stock pursuant to Section 11 of the Plan, as evidenced by a Notice of Grant.
      "SUBSIDIARY" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.
    STOCK SUBJECT TO THE PLAN. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is 4,135,000 Shares. The Shares may be authorized but unissued, or reacquired Common Stock.

    If an Option or Stock Purchase Right expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). However, Shares that have actually been issued under the Plan, upon exercise of either an Option or Stock Purchase Right, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if Shares of Restricted Stock are repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

    ADMINISTRATION OF THE PLAN.
      PROCEDURE.
        MULTIPLE ADMINISTRATIVE BODIES. The Plan may be administered by different Committees with respect to different groups of Service Providers.
        SECTION 162(m). To the extent that the Administrator determines it to be desirable to qualify Options granted hereunder as "performance-based compensation" within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more "outside directors" within the meaning of Section 162(m) of the Code.
        RULE 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.
        OTHER ADMINISTRATION. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.
      POWERS OF THE ADMINISTRATOR. Subject to the provisions of the Plan and, in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority in its discretion:
        to determine the Fair Market Value;
        to select the Service Providers to whom Options and Stock Purchase Rights may be granted hereunder;
        to determine the number of Shares of Common Stock to be covered by each Options and Stock Purchase Rights granted hereunder;
        to determine the number of Shares of Common Stock to be covered by each such award granted hereunder;
        to approve forms of agreement for use under the Plan;
        to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Option or Stock Purchase Right granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or Stock Purchase Rights may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or Stock Purchase Right or the Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;
        to initiate an Option Exchange Program;
        to determine whether and under what circumstances an Option may be settled in cash under subsection 9(e) instead of Common Stock;
        to reduce the exercise price of any Option or Stock Purchase Right to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Option of Stock Purchase Right has declined since the date the Option was granted;
        to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;
        to modify or amend each Option or Stock Purchase Right (subject to Section 15(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;
        to allow Optionees to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or Stock Purchase Right that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by an Optionee to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;
        to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option or Stock Purchase Right previously granted by the Administrator; and
        to make all other determinations deemed necessary or advisable for administering the Plan.
      EFFECT OF ADMINISTRATOR'S DECISION. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Optionees and any other holders of Options or Stock Purchase Rights.
    ELIGIBILITY. Nonstatutory Stock Options and Stock Purchase Rights may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.
    LIMITATIONS.
      Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.
      Neither the Plan nor any Option or Stock Purchase Right shall confer upon any Optionee any right with respect to continuing the Optionee's relationship as a Service Provider with the Company, nor shall they interfere in any way with the Optionee's right or the Company's right to terminate such relationship at any time, with or without cause.
      The following limitations shall apply to grants of Options:
        No Service Provider shall be granted, in any fiscal year of the Company, Options to purchase more than 750,000 Shares.
        The foregoing limitation shall be adjusted proportionately in connection with any change in the Company's capitalization as described in Section 13.
        If an Option is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 13), the cancelled Option will be counted against the limit set forth in Subsections (i) above. For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.
    TERM OF PLAN. Subject to Section 18 of the Plan, the Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten (10) years unless earlier terminated under Section 15 of the Plan.
    TERM OF OPTION. The term of each Option shall be stated in the Option Agreement; provided, however, that the term shall be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to an Optionee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement.
    OPTION EXERCISE PRICE AND CONSIDERATION.
      The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:
        In the case of an Incentive Stock Option
          granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.
          granted to any other Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.
        In the case of a Nonstatutory Stock Option
          granted to a Service Provider who, at the time of grant of such Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.
          granted to any other Service Provider, the per Share exercise price shall be no less than 85% of the Fair Market Value per Share on the date of grant. In the case of a Nonstatutory Stock Option intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant;
        Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a merger or other corporate transaction.
      The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). Such consideration may consist of (1) cash, (2) check, (3) promissory note, (4) other Shares which (x) in the case of Shares acquired upon exercise of an Option, have been owned by the Optionee for more than six months on the date of surrender, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (5) delivery of a properly executed exercise notice together with such other documentation as the Administrator and a broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price, (6) a reduction in the amount of Company liability to the Optionee, including any liability attributable to the Optionee's participation in any Company-sponsored deferred compensation program or arrangement, or (7) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

    EXERCISE OF OPTION.
      PROCEDURE FOR EXERCISE; RIGHTS AS A SHAREHOLDER. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement, including performance criteria with respect to the Company and/or the Optionee. Except in the case of Options granted to Officers, Directors and Consultants, Options shall become exercisable at a rate of no less than 20% per year over five (5) years from the date the Options are granted. Unless the Administrator provides otherwise, vesting of Options granted hereunder to Officers and Directors shall be tolled during any unpaid leave of absence. An Option may not be exercised for a fraction of a Share.

      An Option shall be deemed exercised when the Company receives (i) written notice of such exercise in accordance with the terms of the Option Agreement by the person entitled to exercise the Option and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may, as authorized by the Administrator, consist of any consideration and method of payment allowable under Section 8(b) hereof. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote, receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly upon exercise of the Option. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 hereof.

      Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

      TERMINATION OF RELATIONSHIP AS A SERVICE PROVIDER. If an Optionee ceases to be a Service Provider, other than upon the Optionee's death or Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three (3) months following the Optionee's termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
      DISABILITY OF OPTIONEE. If an Optionee ceases to be a Service Provider as a result of the Optionee's Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee's termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
      DEATH OF OPTIONEE. If an Optionee dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Option Agreement (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant), by the Optionee's estate or by a person who acquires the right to exercise the Option by bequest or inheritance, but only to the extent that the Option is vested on the date of death. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee's termination. If, at the time of death, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. The Option may be exercised by the executor or administrator of the Optionee's estate or, if none, by the person(s) entitled to exercise the Option under the Optionee's will or the laws of descent or distribution. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
      BUYOUT PROVISIONS. The Administrator may at any time offer to buy out for a payment in cash or Shares, an Option previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made.
    STOCK PURCHASE RIGHTS.
      RIGHTS TO PURCHASE. Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing or electronically, by means of a Notice of Grant, of the terms, conditions and restrictions related to the offer, including the number of Shares that such person shall be entitled to purchase, the price to be paid, and the time within which such person must accept such offer, which shall in no event exceed thirty (30) days from the date upon which the Administrator makes the determination to grant the Stock Purchase Right. The terms of the offer shall comply in all respects with Section 260.140.42 of Title 10 of the California Code of Regulations. The offer shall be accepted by execution of a Restricted Stock Purchase Agreement in the form determined by the Administrator.
      REPURCHASE OPTION. Unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service with the Company for any reason (including death or disability). The purchase price for Shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator. Except with respect to Shares purchased by Officers, Directors and Consultants, the repurchase option shall in no case lapse at a rate of less than 20% per year over five (5) years from the date of purchase.
      OTHER PROVISIONS. The Restricted Stock Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.
      RIGHTS AS A SHAREHOLDER. Once the Stock Purchase Right is exercised, the purchaser shall have rights equivalent to those of a shareholder and shall be a shareholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 13 of the Plan.
    NON-TRANSFERABILITY OF OPTIONS AND STOCK PURCHASE RIGHTS. Unless determined otherwise by the Administrator, an Option or Stock Purchase Right may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee. If the Administrator makes an Option or Stock Purchase Right transferable, such Option or Stock Purchase Right shall contain such additional terms and conditions as the Administrator deems appropriate.
    ADJUSTMENTS UPON CHANGES IN CAPITALIZATION OR MERGER.
      CHANGES IN CAPITALIZATION. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Option or Stock Purchase Right, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options or Stock Purchase Rights have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option or Stock Purchase Right, as well as the price per share of Common Stock covered by each such outstanding Option or Stock Purchase Right, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company. The conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option or Stock Purchase Right.
      DISSOLUTION OR LIQUIDATION. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Optionee to have the right to exercise his or her Option or Stock Purchase Right until fifteen (15) days prior to such transaction as to all of the Optioned Stock covered thereby, including Shares as to which the Option or Stock Purchase Right would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Option or Stock Purchase Right shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Option or Stock Purchase Right will terminate immediately prior to the consummation of such proposed action.
      MERGER. In the event of a merger of the Company with or into another corporation, each outstanding Option or Stock Purchase Right may be assumed or an equivalent option or right may be substituted by such successor corporation or a parent or subsidiary of such successor corporation. If, in such event, an Option or Stock Purchase Right is not assumed or substituted, the Option or Stock Purchase Right shall terminate as of the date of the closing of the merger. For the purposes of this paragraph, the Option or Stock Purchase Right shall be considered assumed if, following the merger, the Option or Stock Purchase Right confers the right to purchase or receive, for each Share of Optioned Stock subject to the Option or Stock Purchase Right immediately prior to the merger, the consideration (whether stock, cash, or other securities or property) received in the merger by holders of Common Stock for each Share held on the effective date of the transaction (and if the holders are offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares). If such consideration received in the merger is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or Stock Purchase Right, for each Share of Optioned Stock subject to the Option or Stock Purchase Right, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger.
    TIME OF GRANTING OPTIONS AND STOCK PURCHASE RIGHTS. The date of grant of an Option or Stock Purchase Right shall, for all purposes, be the date on which the Administrator makes the determination granting such Option or Stock Purchase Right, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Optionee within a reasonable time after the date of such grant.
    AMENDMENT AND TERMINATION OF THE PLAN.
      AMENDMENT AND TERMINATION. The Board may at any time amend, alter, suspend or terminate the Plan.
      SHAREHOLDER APPROVAL. The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.
      EFFECT OF AMENDMENT OR TERMINATION. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.
    CONDITIONS UPON ISSUANCE OF SHARES. Shares shall not be issued pursuant to the exercise of an Option or Stock Purchase Right unless the exercise of such Option or Stock Purchase Right and the issuance and delivery of such Shares shall comply with Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an Option or Stock Purchase Right, the Company may require the person exercising such Option or Stock Purchase Right to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
    RESERVATION OF SHARES. The Company, during the term of this Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
    INABILITY TO OBTAIN AUTHORITY. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
    SHAREHOLDER APPROVAL. Continuance of the Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such shareholder approval shall be obtained in the degree and manner required under Applicable Laws.
    INFORMATION TO OPTIONEES AND PURCHASERS. The Company shall provide to each Optionee and to each individual who acquires Shares pursuant to the Plan, not less frequently than annually during the period such Optionee or purchaser has one or more Options or Stock Purchase Rights outstanding, and, in the case of an individual who acquires Shares pursuant to the Plan, during the period such individual owns such Shares, copies of annual financial statements. The Company shall not be required to provide such statements to key employees whose duties in connection with the Company assure their access to equivalent information.

    SOCKET COMMUNICATIONS, INC.

    1995 STOCK PLAN

    STOCK OPTION AGREEMENT

    Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Option Agreement.

    NOTICE OF STOCK OPTION GRANT

    [Name of person]

    You have been granted an option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Date of Grant	[fill in date]
Vesting Commencement Date	[fill in date]
Exercise price per Share	$[fill in dollar amount]
Total Number of Shares Granted	[fill in total number]
Total Exercise Price	$[price x shares = total exercise price]
Type of Option	__Incentive Stock Option __Nonstatutory Stock Option
Term/Expiration Date:	[fill in date, either 18,24 or 48 mos]

    VESTING SCHEDULE:

    This Option may be exercised, in whole or in part, in accordance with the following schedule:

    [Depending upon the term of the grant, modify the following: 25% of the Shares subject to the Option shall vest 12 months after the Vesting Commencement Date and 1/48 of the Shares subject to the Option shall vest each month thereafter.]

    TERMINATION PERIOD:

    This Option may be exercised for ____ (months/days) after termination of your employment or consulting relationship, or such longer period as may be applicable upon death or disability of Optionee as provided in the Plan. In the event of the Optionee's change in status from Employee to Consultant or Consultant to Employee, this Option Agreement shall remain in effect. In no event shall this Option be exercised later than the Term/Expiration Date as provided above.

    AGREEMENT
      GRANT OF OPTION. Socket Communications, Inc., a Delaware corporation (the "Company"), hereby grants to the Optionee named in the Notice of Grant (the "Optionee"), an option (the "Option") to purchase the total number of shares of Common Stock (the "Shares") set forth in the Notice of Grant, at the exercise price per share set forth in the Notice of Grant (the "Exercise Price") subject to the terms, definitions and provisions of the 1995 Stock Plan (the "Plan") adopted by the Company, which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Option Agreement.

      If designated in the Notice of Grant as an Incentive Stock Option ("ISO"), this Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code. Nevertheless, to the extent that it exceeds the $100,000 rule of Code Section 422(d), this Option shall be treated as a Nonstatutory Stock Option ("NSO").

      EXERCISE OF OPTION.
        RIGHT TO EXERCISE. This Option shall be exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and with the applicable provisions of the Plan and this Option Agreement. In the event of Optionee's death, disability or other termination of the employment or consulting relationship, this Option shall be exercisable in accordance with the applicable provisions of the Plan and this Option Agreement.
        METHOD OF EXERCISE. This Option shall be exercisable by written notice (in the form attached as Exhibit A) which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company. The written notice shall be accompanied by payment of the Exercise Plan. This Option shall be deemed to be exercised upon receipt by the Company of such written notice accompanied by the Exercise Price.

      No shares will be issued pursuant to the exercise of an Option unless such issuance and such exercise shall comply with all relevant provisions of law and the requirements of any stock exchange upon which the Shares may then be listed. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares.

      OPTIONEE'S REPRESENTATIONS. In the event the Shares purchasable pursuant to the exercise of this Option have not been registered under the Securities Act of 1933, as amended, at the time this Option is exercised, Optionee shall, if required by the Company, concurrently with the exercise of all or any portion of this Option, deliver to the Company his or her Investment Representation Statement in the form attached hereto as Exhibit B, and shall read the applicable rules of the Commissioner of Corporations attached to such Investment Representation Statement.
      METHOD OF PAYMENT. Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:
        cash;
        check;
        surrender of other shares of Common Stock of the Company which (A) in the case of Shares acquired pursuant to the exercise of a Company option, have been owned by the Optionee for more than six (6) months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the Exercise Price of the Shares as to which the Option is being exercised; or
        delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the Exercise Price.
      RESTRICTIONS ON EXERCISE. This Option may not be exercised until such time as the Plan has been approved by the shareholders of the Company, or if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulation, including any rule under Part 207 of Title 12 of the Code of Federal Regulations ("Regulation G") as promulgated by the Federal Reserve Board.
      TERMINATION OF RELATIONSHIP. In the event of Optionee's Continuous Status as an Employee or Consultant terminates, Optionee may, to the extent otherwise so entitled at the date of such termination (the "Termination Date"), exercise this Option during the Termination Period set out in the Notice of Grant. To the extent that Optionee was not entitled to exercise this Option at the date of such termination, or if Optionee does not exercise this Option within the time specified herein, the Option shall terminate.
      DISABILITY OF OPTIONEE. Notwithstanding the provisions of Section 6 above, in the event of termination of an Optionee's consulting relationship or Continuous Status as an Employee as a result of his or her disability, Optionee may, but only within twelve (12) months from the date of such termination (and in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), exercise the Option to the extent otherwise entitled to exercise it at the date of such termination; provided, however, that if such disability is not a "disability" as such term is defined in Section 22(e)(3) of the Code, in the case of an Incentive Stock Option such Incentive Stock Option shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option on the day three months and one day following such termination. To the extent that Optionee was not entitled to exercise the Option at the date of termination, or if Optionee does not exercise such Option to the extent so entitled within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
      DEATH OF OPTIONEE. In the event of termination of Optionee's Continuous Status as an Employee or Consultant as a result of the death of Optionee, the Option may be exercised at any time within twelve (12) months following the date of death (but in no event later than the date of expiration of the term of this Option as set forth in Section 10 below), by Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent the Optionee could exercise the Option at the date of death.
      NON-TRANSFERABILITY OF OPTION. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.
      TERM OF OPTION. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option. The limitations set out in Section 7 of the Plan regarding Options designated as Incentive Stock Options and Options granted to more than ten percent (10%) shareholders shall apply to this Option.
      TAX CONSEQUENCES. Set forth below is a brief summary as of the date of this Option of some of the federal and California tax consequences of exercise of this Option and disposition of the Shares. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.
        EXERCISE OF ISO. If this Option qualifies as an ISO, there will be no regular federal income tax liability or California income tax liability upon the exercise of the Option, although the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price will be treated as an adjustment to the alternative minimum tax for federal tax purposes and may subject the Optionee to the alternative minimum tax in the year of exercise.
        EXERCISE OF ISO FOLLOWING DISABILITY. If the Optionee's Continuous Status as an Employee or Consultant terminates as a result of disability that is not total and permanent disability as defined in Section 22(e)(3) of the Code, to the extent permitted on the date of termination, the Optionee must exercise an ISO within 90 days of such termination for the ISO to be qualified as an ISO.
        EXERCISE OF NONSTATUTORY STOCK OPTION. There may be a regular federal income tax liability and California income tax liability upon the exercise of a Nonstatutory Stock Option. The Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price. If Optionee is an Employee or a former Employee, the Company will be required to withhold from Optionee's compensation or collect from Optionee and pay to the applicable taxing authorities an amount in cash equal to a percentage of this compensation income at the time of exercise, and may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.
        DISPOSITION OF SHARES. In the case of an NSO, if Shares are held for at least one year, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal and California income tax purposes. In the case of an ISO, if Shares transferred pursuant to the Option are held for at least one year after exercise and are disposed of at least two years after the Date of Grant, any gain realized on disposition of the Shares will also be treated as long-term capital gain for federal and California income tax purposes. If Shares purchased under an ISO are disposed of within such one-year period or within two years after the Date of Grant, any gain realized on such disposition will be treated as compensation income (taxable at ordinary income rates) to the extent of the difference between the Exercise Price and the lesser of (1) the Fair Market Value of the Shares on the date of exercise, or (2) the sale price of the Shares.
        NOTICE OF DISQUALIFYING DISPOSITION OF ISO SHARES. If the Option granted to Optionee herein is an ISO, and if Optionee sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (1) the date two years after the Date of Grant, or (2) the date one year after the date of exercise, the Optionee shall immediately notify the Company in writing of such disposition. Optionee agrees that Optionee may be subject to income tax withholding by the Company on the compensation income recognized by the Optionee.
      VESTING ACCELERATION ON CHANGE OF CONTROL.
        VESTING ACCELERATION. In the event of a "Change of Control," all of the Optionee's rights to purchase stock under this Agreement with the Company shall be automatically vested in their entirety on an accelerated basis and be fully exercisable:
          as of the date immediately preceding such "Change of Control" in the event this stock option agreement is or will be terminated or canceled (except by mutual consent) or any successor to the Company fails to assume and agree to perform such stock option agreement as provided in Section 2(a) hereof at or prior to such time as any such person becomes a successor to the Company; or
          as of the date immediately preceding such "Change of Control" in the event the Optionee does not or will not receive upon exercise of the Optionee's stock purchase rights under such stock option agreement the same identical securities and/or other consideration as is received by all other shareholders in any merger, consolidation, sale, exchange or similar transaction occurring upon or after such "Change of Control"; or
          as of the date immediately preceding any "Involuntary Termination" of the Optionee occurring upon or after any such "Change of Control"; or
          as of the date one (1) year following the first such "Change of Control," provided that the Optionee shall have remained an employee of the Company continuously throughout such one-year period, other than a termination as a result of death or disability;

        whichever shall first occur (all quoted terms as defined below); provided, however, that if it is determined by the Company's independent public accountants that the accelerated vesting and exercisability provided in this Section 12(a) would preclude accounting for the "Change of Control" as a pooling of interests for financial accounting purposes, and it is a condition to the closing of the "Change of Control" that the transaction be accounted for as a pooling of interests, then the vesting and exercisability shall not be accelerated pursuant to this Section 12(a).

        CHANGE OF CONTROL. "Change of Control" means the occurrence of any of the following events:
          Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or
          A change in the composition of the Board of Directors of the Company occurring within a two-year period as a result of which fewer than a majority of the directors are "Incumbent Directors." "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for election as a director without objection to such nomination) of at least a majority of the Incumbent Directors at the time of such election or nomination; or
          The consummation of (A) a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the entity that controls the Company or such surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or the entity that controls the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) the sale or disposition by the Company of all or substantially all the Company's assets; or
          The shareholders approve a plan of complete liquidation of the Company.
        INVOLUNTARY TERMINATION. "Involuntary Termination" shall mean without the Optionee's written consent: (i) a termination by the Company of the Optionee's employment with the Company other than for Cause; (ii) a material reduction of or variation in the Optionee's duties, authority or responsibilities, relative to the Optionee's duties, authority or responsibilities as in effect immediately prior to such reduction or variation; (iii) a reduction by the Company in the base salary of the Optionee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits, including bonuses, to which the Optionee was entitled immediately prior to such reduction, with the result that the Optionee's overall benefits package is materially reduced; (v) the relocation of the Optionee to a facility or a location more than thirty (30) miles from the Optionee's then present location; (vi) the failure of the Company to obtain the assumption of this Agreement by any successor as required in Section 13, or (vii) any act or set of facts that would under applicable law constitute a constructive termination of Optionee.
        CAUSE. "Cause" shall mean (i) any willful act of personal dishonesty, fraud or misrepresentation taken by the Optionee in connection with his or her responsibilities as an employee which was intended to result in substantial gain or personal enrichment of the Optionee at the expense of the Company and was materially and demonstrably injurious to the Company; (ii) the Optionee's conviction of a felony on account of any act which was materially and demonstrably injurious to the Company; or (iii) the Optionee's willful and continued failure to substantially perform his or her principal duties and obligations of employment including under any written agreements (other than any such failure resulting from incapacity due to physical or mental illness), which failure is not remedied in a reasonable period of time after receipt of written notice from the Company. For the purposes of this Section 12(d), no act or failure to act shall be considered "willful" unless done or omitted to be done in bad faith and without reasonable belief that the act or omission was in or not opposed to the best interests of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done or omitted to be done in good faith and in the best interests of the Company.
        VOLUNTARY RESIGNATION; TERMINATION FOR CAUSE. If the Optionee terminates employment as a result of an Involuntary Termination, the Optionee shall be entitled to receive accelerated vesting under Section 12(a) hereof. If the Optionee's continuous status as an employee of the Company terminates by reason of the Optionee's voluntary resignation (and not Involuntary Termination) or if the Optionee's continuous status as an employee of the Company is terminated for Cause, in either case prior to such time as accelerated vesting occurs as provided in Section 12(a) hereof, then the Optionee shall not be entitled to receive accelerated vesting under Section 12(a) hereof.
      SUCCESSORS. Any successor to the Company (whether direct or indirect and whether by purchase, merger or consolidation) shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all rights of the Optionee hereunder shall inure to the benefit of, and be enforceable by, the Optionee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
      ENTIRE AGREEMENT; GOVERNING LAW. The Plan is incorporated herein by reference. The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter thereof, and may not be modified adversely to the Optionee's interest except by means of a writing signed by the Company and Optionee. This agreement is governed by California law except for that body of law pertaining to conflict of laws.

SOCKET COMMUNICATIONS, INC.
a Delaware corporation

By:_______________________
     David W. Dunlap
     Chief Financial Officer

OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE OPTION HEREOF IS EARNED ONLY BY CONTINUING CONSULTANCY OR EMPLOYMENT AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT, NOR IN THE COMPANY'S STOCK OPTION PLAN WHICH IS INCORPORATED HEREIN BY REFERENCE, SHALL CONFER UPON OPTIONEE ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT OR CONSULTANCY BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH OPTIONEE'S RIGHT OR THE COMPANY'S RIGHT TO TERMINATE OPTIONEE'S EMPLOYMENT OR CONSULTANCY AT ANY TIME, WITH OR WITHOUT CAUSE.

Optionee acknowledges receipt of a copy of the Plan and represents that he is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. Optionee has reviewed the Plan and this Option in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option and fully understands all provisions of the Option. Optionee hereby agrees to accept as binding, conclusive and final all decisions of interpretations of the Administrator upon any questions arising under the Plan or this Option. Optionee further agrees to notify the Company upon any change in the residence address indicated below.

Dated: ________________________

Optionee: ______________________

Residence Address: __________________________________________